Exhibit (a)(1)(E)
Letter to Clients with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Finjan Holdings, Inc. at
$1.55 Per Share, Net to the Seller in Cash,
Pursuant to the Offer to Purchase dated June 24, 2020
by
CFIP Goldfish Merger Sub Inc.
a direct wholly owned subsidiary of
CFIP Goldfish Holdings LLC
The Offer and withdrawal rights will expire at 12:00 midnight, Eastern time, at the end of July 22, 2020 (one minute after 11:59 p.m., Eastern time, on July 22, 2020), unless the Offer is extended.
June 24, 2020
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated June 24, 2020 (the “Offer to Purchase”), and the related letter of transmittal that accompanies the Offer to Purchase (the “Letter of Transmittal”) in connection with the offer by CFIP Goldfish Merger Sub Inc., a Delaware corporation (“Offeror”) and a wholly owned subsidiary of CFIP Goldfish Holdings LLC, a Delaware limited liability company (“Parent”), to purchase (the “Offer”) all of the issued and outstanding shares of common stock, par value $0.0001 per share (“Shares”), of Finjan Holdings, Inc., a Delaware corporation (“Finjan”), for a price per Share of $1.55 (such amount, as it may be adjusted from time to time upon the terms and subject to the conditions set forth in the Merger Agreement (as defined herein), the “Offer Price”), net to the seller in cash, without interest and less any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith.
We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us or our nominees for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.
Please note carefully the following:
1.   The Offer Price is $1.55 per Share net to you in cash, without interest and less any withholding of taxes required by applicable law, upon the terms and conditions of the Offer to Purchase and the related Letter of Transmittal.
2.   The Offer is being made for all the issued and outstanding Shares.
3.   The Offer is being made pursuant to the Agreement and Plan of Merger dated as of June 10, 2020 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Offeror and Finjan, pursuant to which, following successful consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Offeror will merge with and into Finjan (the “Merger”), with Finjan continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, the Merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified therein (such time, the “Merger Effective Time”). At the Merger Effective Time, each Share outstanding immediately prior to the Merger Effective Time (other than Shares held by Finjan (or held in Finjan’s treasury) or its subsidiaries, Shares held by Parent, Offeror or any other direct or indirect subsidiary of Parent or Offeror or any person that directly or indirectly owns all of the equity interests in Parent or Offeror or any Shares held by any person who is entitled to and properly demands statutory appraisal of his, her or its Shares under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) in connection with the Merger) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest and less any withholding of taxes required by applicable law.
4.   The Finjan board of directors (the “Finjan Board”) has unanimously adopted resolutions (1) determining that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Finjan and the holders of Shares, (2) resolving that the Merger Agreement and the Merger will be effected without a vote of Finjan’s stockholders pursuant to Section 251(h) of the DGCL, (3) approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, upon the terms and subject to the conditions and limitations set forth in the Merger Agreement and in accordance with the DGCL and (4) determining, upon the terms and subject to the conditions contained in the Merger Agreement, to recommend that holders of Shares accept the Offer and tender their Shares pursuant to the Offer. In addition, concurrently with entering into the Merger Agreement, Parent and Offeror entered into separate Support Agreements (as defined in the Offer to Purchase) with certain stockholders (the “Supporting Stockholders”). Among other things, the Support Agreements require each Supporting Stockholder to promptly tender all of the Shares owned by such Supporting Stockholder as of the date of the Support Agreement or otherwise acquired prior to the termination of the Support Agreement, and in any event not later than five business days after the commencement of the Offer. The Shares covered by the Support Agreement constitute approximately 28% of the outstanding Shares as of June 23, 2020.
5.   The Offer and the withdrawal rights will expire on the Expiration Date. The term “Initial Expiration Date” means 12:00 midnight, Eastern time, at the end of July 22, 2020 (one minute after 11:59 p.m., Eastern time, on July 22, 2020), unless Offeror, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the Initial Expiration Date of the Offer will be extended to the latest date at which the Offer, as so extended, expires (the “Expiration Date”). Except as otherwise described in Section 4 — “Withdrawal Rights” of the Offer to Purchase, Shares tendered pursuant to the Offer may be properly withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Offeror pursuant to the Offer, may also be withdrawn at any time after August 23, 2020, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer.
6.   The Offer is subject to certain conditions described in Section 15 — “Certain Conditions of the Offer” of the Offer to Purchase. The Offer is not subject to any financing condition.
7.   Tendering stockholders who are registered holders of their Shares and tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary and Paying Agent”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Offeror pursuant to the Offer. However, U.S. federal backup withholding at a rate of 24 percent may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for more information. Any transfer taxes applicable to the sale of Shares to Offeror pursuant to the Offer will be paid by Offeror, except as otherwise provided in the Letter of Transmittal.
If you wish to have us tender any or all your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date.
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Finjan Holdings, Inc.
at
$1.55 Per Share, Net to the Seller in Cash,
Pursuant to the Offer to Purchase dated June 24, 2020
by
CFIP Goldfish Merger Sub Inc.
a direct wholly owned subsidiary of
CFIP Goldfish Holdings LLC
The Offer and withdrawal rights will expire at 12:00 midnight, Eastern time, at the end of July 22, 2020 (one minute after 11:59 p.m., Eastern time, on July 22, 2020), unless the Offer is extended.
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 24, 2020 (the “Offer to Purchase”), and the related letter of transmittal that accompanies the Offer to Purchase (the “Letter of Transmittal”), in connection with the offer by CFIP Goldfish Merger Sub Inc., a Delaware corporation (“Offeror”) and a wholly owned subsidiary of CFIP Goldfish Holdings LLC, a Delaware limited liability company (“Parent”), to purchase (the “Offer”) all of the issued and outstanding shares of common stock, par value $0.0001 per share (“Shares”), of Finjan Holdings, Inc., a Delaware corporation (“Finjan”), for a price per Share of $1.55 (such amount, as it may be adjusted from time to time upon the terms and subject to the conditions set forth in the Merger Agreement (as defined in the Introduction of the Offer to Purchase), the “Offer Price”), net to the seller in cash, without interest and less any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.
The undersigned hereby instruct(s) you to tender to Offeror the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any lender of Shares made on behalf of the undersigned will be determined by Offeror in its sole discretion.
The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:
Number of Shares to be Tendered:	Shares*
Account Number:	Signature(s):
Capacity**:
Dated:

Please Type or Print Name(s) above

Please Type or Print Address(es) above (Including Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

*
Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

**
Please provide if signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or other person acting in a fiduciary or representative capacity.

Please return this form to the brokerage firm or other nominee maintaining your account.